                                                                   EXHIBIT 10.17

                COMPENSATORY ARRANGEMENTS WITH EXECUTIVE OFFICERS

Base Salary

      As of March 16, 2005, the base salaries of each of the executive officers of Open Solutions Inc. (the "Company") are as follows:

Louis Hernandez, Jr., Chairman of the Board and Chief Executive Officer         $  321,000

Andrew S. Bennett, Senior Vice President and Chief Operating Officer            $  220,000

Carl D. Blandino, Senior Vice President, Chief Financial Officer and Treasurer  $  190,000

Gary E. Daniel, Senior Vice President and General Manager, Credit Union Group   $  200,000

James R. Kern, Senior Vice President and General Manager, Banking Group         $  190,000

David G. Krystowiak, Senior Vice President and General Manager, Strategic       $  200,000
Solutions Group

Michael D. Nicastro, Senior Vice President, Marketing & Product Management      $  190,000

      The Company's Compensation Committee has approved increases to the base salaries of Messrs. Bennett, Blandino, Daniel, Kern, Krystowiak and Nicastro. Effective April 1, 2005, the salaries of these executive officers will increase to $250,000, $225,000, $210,000, $210,000, $210,000, and $210,000, respectively.

Cash Bonus Compensation

      For 2005, Messrs. Hernandez, Bennett, Blandino and Nicastro will receive a bonus based on the Company's revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA") for the fiscal year ending December 31, 2005. The target bonus payment is 50% of the recipient's base salary (75% for Mr. Hernandez) and may be adjusted upwards or downwards if revenue and EBITDA exceed or do not meet the targets. Each of revenue and EBITDA is weighted equally in calculating the bonus. The revenue portion of the bonus will not be paid unless a threshold of 85% of the revenue target is achieved, and the EBITDA portion will not be paid unless a threshold of 50% of the EBITDA target is achieved. In addition, if (i) EBITDA exceeds the target and (ii) the average of each of revenue and EBITDA in relation to the targets (on a percentage basis) exceeds 100%, the payouts under both the revenue and EBITDA portions of the bonus (on a percentage basis) will increase at four times the rate that each of revenue and EBITDA exceed the targets (on a percentage basis). The maximum bonus payment is 100% of the recipient's base salary (150% for Mr. Hernandez), which would be achieved if the Company exceeds 125% of its revenue and EBITDA targets.

      In addition, Messrs. Daniel, Kern and Krystowiak will receive a bonus based on the Company's revenue and EBITDA for the fiscal year ending December 31, 2005 and the value of customer contracts executed within such recipient's business segment ("Contract Value") during the fiscal year ending December 31, 2005. The target bonus payment is $150,000 and may be adjusted upward if Contract Value exceeds the target or downward if revenue, EBITDA or Contract Value do not meet the targets. Each of revenue and EBITDA account for 30% of the bonus calculation, and Contract Value accounts for 40%. The revenue portion of the bonus will not be paid unless a threshold of 85% of the revenue target is achieved, the EBITDA portion will not be paid unless a threshold of 50% of the EBITDA target is achieved, and the Contract Value portion will not be paid unless a threshold of 80% of the Contract Value target is achieved. In addition, if EBITDA exceeds the target, the payout under the Contract Value portion of the bonus (on a percentage basis) will increase at four times the rate that the Contract Value exceeds the target (on a percentage basis). The maximum bonus payment for each recipient is $210,000, which would occur if the Company exceeds 100% of its revenue and EBITDA targets and the recipient exceeds 125% of his Contract Value target.

Other Compensation

      The Company's Compensation Committee may also, from time to time, award each of the executive officers compensation in the form of stock options granted under the Company's 2000 or 2003 Stock Incentive Plans.

      Mr. Hernandez receives certain other compensation pursuant to his Employment Agreement, which is filed as an exhibit to the Company's Annual Report on Form 10-K. The Company also pays an annual life insurance premium of $4,150 and a monthly car allowance of $1,148 for Mr. Hernandez.